EXHIBIT 5(B)

      Investment Advisory Agreement with Ziegler Asset Management, Inc.
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     The Investment Advisory Agreement, except for the Exhibit A that follows, was previously filed as Exhibit 5(b) to Post-Effective Amendment No. 32 to this Registration Statement and is incorporated into this Exhibit by this reference.

                               EXHIBIT A TO THE

                   PRINCIPAL PRESERVATION PORTFOLIOS, INC.
                        INVESTMENT ADVISORY AGREEMENT

1.   TAX-EXEMPT PORTFOLIO.

      a.  Effective Date:  May 1, 1989

      b. Management Fee: The management fee for this Portfolio, calculated in accordance with paragraph 5 of the Principal Preservation Portfolios, Inc. Investment Advisory Agreement, shall be at an annual rate of 0.60 of 1% of the average daily net assets of the Portfolio up to $50 million, reducing to 0.50 of 1% for the next $200 million of average daily net assets, and 0.40 of 1% of average daily net assets in excess of $250 million.

2.   GOVERNMENT PORTFOLIO.

     a.   Effective Date:  May 1, 1989

      b. Management Fee: The management fee for this Portfolio, calculated in accordance with paragraph 5 of the Principal Preservation Portfolios, Inc. Investment Advisory Agreement, shall be at an annual rate of 0.60 of 1% of the average daily net assets of the Portfolio up to $50 million, reducing to 0.50 of 1% for the next $200 million of average daily net assets, and 0.40 of 1% of average daily net assets in excess of $250 million.

3.   S&P 100 PLUS PORTFOLIO.

      a.  Effective Date:  May 1, 1996.

      b. Management Fee: The management fee for this Portfolio, calculated in accordance with paragraph 5 of the Principal Preservation Portfolios, Inc. Investment Advisory Agreement, shall be at an annual rate of
          0.575 of 1% of average daily net assets of the Portfolio up to $20 million, 0.45 of 1% on the next $30 million, 0.40 of 1% on the next $50 million, 0.35 of 1% on the next $400 million and 0.30 of 1% on assets over $500 million.

4.   WISCONSIN TAX-EXEMPT PORTFOLIO.

     a.   Effective Date:  June 13, 1994

      b. Management Fee: The management fee for this Portfolio, calculated in accordance with paragraph 5 of the Principal Preservation Portfolios, Inc. Investment Advisory Agreement, shall be at an annual rate of 0.50 of 1% of the first $250 million of the average daily net assets of the Portfolio, and 0.40 of 1% on average daily net assets in excess of $250 million.

5.   SELECT VALUE PORTFOLIO.

      a.  Effective Date:  August 24, 1994

      b. Management Fee: The management fee for this Portfolio, calculated in accordance with paragraph 5 of the Principal Preservation Portfolios, Inc. Investment Advisory Agreement, shall be at an annual rate of 0.75 of 1% of the first $250 million of the average daily net assets of the Portfolio, and 0.65 of 1% on average daily net assets in excess of $250 million.

6.   PSE TECHNOLOGY INDEX PORTFOLIO.

     a.   Effective Date:  Effective Date of Post-Effective
          Amendment No. 33 to Principal Preservation's Registration Statement on Form N-1A.

     b. Management Fee: The management fee for this Portfolio, calculated in accordance with paragraph 5 of the Principal Preservation Portfolios, Inc. Investment Advisory Agreement, shall be at an annual rate of 0.50 of 1% of the first $50 million of the average daily net assets of the Portfolio,
          0.30 of 1% of the next $200 million in net assets, 0.25 of 1% of the next $250 million in net assets, and 0.20 of 1%
          of net assets in excess of $500 million.